For Information Contact:

Jeff Unger, Investor Relations
561-514-0115

Andrew Bard, Weber Shandwick
212-445-8368

Lee Antonio, Sears
847-286-5569


            Casual Male Launches Big and Tall Clothing on Sears.com

Canton, MA and Hoffman Estates, IL - June 8, 2005 - Casual Male Retail Group, Inc., (NASDAQ: CMRG) and Sears, Roebuck and Co., a wholly-owned subsidiary of Sears Holdings Corporation, (NASDAQ: SHLD) today announced the launch of Casual Male men's big and tall apparel on sears.com, under a long-term agreement.

       Just in time for Father's Day gift giving, the Casual Male big and tall clothing section of sears.com features a broad variety of brand name sportswear, activewear and apparel basics in hard-to-find men's sizes, including jeans, pants and shirts from Levi's(r), Dockers(r), George Foreman Comfort Zone and Reebok(r). Men's shirt sizes range from
1X -8X and LT to 5XLT and pants from waist size 38 to 60 and inseams from 28 to 38. Dress shirts and shoes will be added in the near future, followed by suit separates and dress pants.

       "The partnership between sears.com and Casual Male provides our customers with an outstanding selection of men's big and tall clothing," said Chris Shimojima, Sears vice president and general manager, Customer Direct. "Our customers continue to request brand name apparel in men's big and tall sizes, and the addition of Casual Male and its well-known brand names is perfect in fulfilling those needs."

       "The relationship with Sears in the marketing of Casual Male's products on the sears.com will provide an excellent opportunity to expand the awareness of our brand and showcase our apparel to a larger audience of shoppers," said David Levin, Casual Male's president and chief executive officer. "Sears is one of the most respected and widely known retailers and Casual Male is dedicated to expanding the services it provides to its customers and increasing its presence as a multi-channel retailer."

       Sales at sears.com increased more than 40 percent in 2004 over 2003, and the company continues to add new offerings online. In September 2004, Sears launched apparel on sears.com with proprietary and private label brands including Apostrophe, A|Line, Lands' End, Covington and Structure, and added more brands in spring 2005. Later this year, sears.com will offer a broad range of athletic footwear in addition to new brands of apparel, footwear and accessories such as Latina Life.


About Sears
       Sears, Roebuck and Co., a wholly owned subsidiary of Sears Holdings Corporation (Nasdaq: SHLD), is a leading broadline retailer providing merchandise and related services. Sears, Roebuck offers its wide range of home merchandise, apparel and automotive products and services through more than 2,400 Sears-branded and affiliated stores in the United States and Canada, which includes approximately 870 full-
line and 1,100 specialty stores in the U.S.   Sears, Roebuck also
offers a variety of merchandise and services through sears.com, landsend.com, and specialty catalogs. Sears, Roebuck offers consumers leading proprietary brands including Kenmore, Craftsman, DieHard and Lands' End -- among the most trusted and preferred brands in the U.S. The company is the nation's largest provider of home services, with more than 14 million service calls made annually. For more information, visit the Sears, Roebuck website at www.sears.com or the Sears Holdings Corporation website at www.searsholdings.com.

About Casual Male Retail Group, Inc.
       CMRG, the largest retailer of big and tall men's apparel with retail operations throughout the United States, London, Canada and England , operates 496 Casual Male Big & Tall stores, 13 Casual Male at Sears-Canada stores and 22 Rochester Big and Tall stores and a direct to consumer business which includes catalog and two e-commerce sites. The Company is headquartered in Canton, Massachusetts and its common stock is listed on the Nasdaq National Market under the symbol "CMRG."


The discussion of forward-looking information requires management of Casual Male Retail Group, Inc. to make certain estimates and assumptions regarding its strategic direction and the effect of such plans on its financial results. Casual Male Retail Group, Inc.'s actual results and the implementation of its plans and operations may differ materially from forward-looking statements it made. Casual Male Retail Group, Inc. encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of Casual Male Retail Group, Inc.

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